Exhibit 23.3

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

Jingtian & Gongcheng

34/F, Tower 3, China Central Place

77 Jianguo Road, Beijing 100025

People’s Republic of China

May 26, 2023

Re: Consent Letter on Recon Technology, Ltd – Form F-1

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Recon Technology, Ltd (the “Company”), a company incorporated under the laws of the Cayman Islands in connection with the filing on Form F-1 to register the resale of an aggregate of 10,002,500 Class A Ordinary Shares underlying Warrants held by the selling shareholders referenced therein.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-1 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng